International Growth and Income Fund

December 31, 2015

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$66,622
Class B	$78
Class C	$2,980
Class F1	$22,039
Class F2	$30,559
Total	$122,278
Class 529-A	$1,668
Class 529-B	$4
Class 529-C	$294
Class 529-E	$58
Class 529-F1	$155
Class R-1	$121
Class R-2	$473
Class R-2E*	$0
Class R-3	$724
Class R-4	$1,037
Class R-5	$383
Class R-5E*	$0
Class R-6	$21,735
Total	$26,652

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.4190
Class B	$0.2943
Class C	$0.2965
Class F1	$0.4105
Class F2	$0.4484
Class 529-A	$0.4048
Class 529-B	$0.2685
Class 529-C	$0.2856
Class 529-E	$0.3712
Class 529-F1	$0.4353
Class R-1	$0.3119
Class R-2	$0.2873
Class R-2E	$0.4183
Class R-3	$0.3671
Class R-4	$0.4160
Class R-5	$0.4594
Class R-5E	$0.1661
Class R-6	$0.4672

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	158,980
Class B	248
Class C	9,979
Class F1	53,319
Class F2	68,345
Total	290,871
Class 529-A	4,191
Class 529-B	11
Class 529-C	1,029
Class 529-E	156
Class 529-F1	344
Class R-1	372
Class R-2	1,670
Class R-2E	6
Class R-3	2,034
Class R-4	2,579
Class R-5	885
Class R-5E*	0
Class R-6	49,275
Total	62,552

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$28.35
Class B	$28.36
Class C	$28.28
Class F1	$28.34
Class F2	$28.35
Class 529-A	$28.31
Class 529-B	$28.34
Class 529-C	$28.18
Class 529-E	$28.31
Class 529-F1	$28.35
Class R-1	$28.28
Class R-2	$28.22
Class R-2E	$28.28
Class R-3	$28.30
Class R-4	$28.33
Class R-5	$28.48
Class R-5E	$28.33
Class R-6	$28.34

*Amount less than one thousand